CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-46865, 333-7328 and 333-08270) of Rio Tinto plc of our report dated June 29, 2011, with respect to the statement of net assets available for benefits of the U.S. Borax Inc. 401(k) Savings & Retirement Contribution Plan for Represented Hourly Employees as of December 31, 2010, which report appears in the December 31, 2011 Annual Report on Form 11-K/A of the U.S. Borax Inc. 401(k) Savings & Retirement Contribution Plan for Represented Hourly Employees.

/s/ Tanner LLC

Salt Lake City, Utah

November 30, 2015